Exhibit 10.1

Second Amended and Restated Loan Agreement

between

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)

as Lender and US Collateral Agent

and

MAD CATZ, INC.

as Borrower

October 30, 2006

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INDEX TO EXHIBITS AND SCHEDULES

Exhibit A	Information Certificates of Borrower and Obligors

Exhibit B	Closing Checklist

Schedule 7.3	License Agreements

Schedule 7.4	Existing Liens

Schedule 7.7	Non-Compliance

Schedule 7.8	Bank Accounts

Schedule 8.6(g)	Form of Compliance Certificate

Schedule 8.9	Existing Indebtedness

Schedule 8.10	Existing Loans, Advances and Guarantees

Schedule 8.13	EBITDA

[The exhibits and schedules listed above have been omitted. A copy of the omitted exhibits and schedules will be furnished to the Securities and Exchange Commission upon its request.]

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Second Amended and Restated Loan Agreement dated as of October 30, 2006 (this “Agreement”) is entered into by and between Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), an Illinois corporation (as lender, “Lender”; and as US collateral agent, “US Collateral Agent”), and Mad Catz, Inc., a Delaware corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS Lender entered into certain financing arrangements with Borrower pursuant to which Lender made loans and provided other financial accommodations to Borrower on the terms and conditions set forth in a loan agreement dated September 25, 2000 (the “Original Loan Agreement”) made between Lender, US Collateral Agent and Borrower;

AND WHEREAS Lender, US Collateral Agent and Borrower amended the Original Loan Agreement and, for ease of reference, restated such amended Original Loan Agreement in a first amended and restated loan agreement dated September 5, 2001 (the “First Amended and Restated Loan Agreement”) between Lender, US Collateral Agent and Borrower;

AND WHEREAS Lender, US Collateral Agent and Borrower amended or extended, as the case may be, the First Amended and Restated Loan Agreement pursuant to:

(a) an amending agreement dated June 18, 2002;

(b) a second amending agreement dated January 22, 2003;

(c) a renewal/extension letter dated July 23, 2003;

(d) an acknowledgment letter dated September 22, 2003;

(e) a renewal/extension letter dated July 27, 2004;

(f) an amending and extension letter dated August 31, 2005;

(g) a third amending agreement dated August 9, 2006;

(h) an extension letter dated September 20, 2006;

(i) an extension letter dated September 28, 2006; and

(j) an extension letter dated October 16, 2006,

(the foregoing amendments and extensions together with the First Amended and Restated Loan Agreement, the “Loan Agreement”);

AND WHEREAS Lender, US Collateral Agent and Borrower have, without novation, agreed to amend and restate the Loan Agreement as hereinafter provided;

AND WHEREAS Borrower, each Obligor, Lender and US Collateral Agent have confirmed to each other that the security, guarantees and other agreements provided by Borrower and each Obligor in connection with the Loan Agreement remain in full force and effect, and continue as security for the indebtedness and the obligations of Borrower and each Obligor to Lender under this Agreement and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINITIONS

All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower, Lender and US Collateral Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 10.3 hereof or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. The term “US Dollars” and the sign “$” mean lawful money of the United States of America. The term “Canadian Dollars” and the sign “CDN$” mean lawful money of Canada. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1	“Acceptable Liquidation Agreement”

“Acceptable Liquidation Agreement” shall mean, with respect to any license of intellectual property between Borrower, as licensee, and the licensor of such intellectual property which pertains to any Collateral, (i) an agreement in form and substance satisfactory to Lender or (ii) an amendment to such license agreement in form and substance satisfactory to Lender, in each case permitting Lender to exercise its rights under this Agreement with respect to such Collateral.

1.2	“Accounts”

“Accounts” shall mean all present and future rights of Borrower, MCE and MCC to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.3	“Acquisition”

“Acquisition” shall mean any transaction whereby Borrower will acquire assets, shares or other equity interest, or a combination thereof, of a business identified by Borrower as a strategic acquisition target pursuant to terms and conditions acceptable to Lender and in respect of which Borrower has received the prior written consent of Lender.

1.4	“Approved In-Transit Inventory”

“Approved In-Transit Inventory” shall mean Inventory that is owned and insured by Borrower and is in transit from and is under the control of MCIA to premises located in North America or Europe that are owned or controlled by Borrower and in respect of which Lender has received sufficient documentation, including bills of lading and shipping contracts, in each case assigned to Lender, to confirm the foregoing; provided that the maximum value of such Inventory does not exceed $6,000,000 at any time during the month of November and does not exceed $4,000,000 at any time other than during the month of November.

1.5	“Availability Reserves”

“Availability Reserves” shall mean, as of any date of determination, the Royalty Reserve and such amounts as Lender may from time to time establish and revise reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks (including anticipated seasonal variations in dilution of Accounts) which, as determined by Lender, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the Liens and other rights of Lender and/or US Collateral Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender’s belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default (including rents or other payments due and unpaid or which Lender reasonably expects will not be paid when due).

1.6	“Blocked Accounts”

“Blocked Accounts” shall have the meaning set forth in Section 5.3 hereof.

1.7	“Borrower”

“Borrower” shall have the meaning set forth in the preamble hereof.

1.8 “Borrower General Security Agreement”

“Borrower General Security Agreement” shall mean the amended and restated general security agreement dated November 30, 2001 given by Borrower (and certain U.S. affiliates of Borrower named therein) in favor of US Collateral Agent in respect of the Obligations, as it now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.9	“Business Day”

“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which Lender’s Chicago and Toronto office, the U.S. Reference Bank’s main office and banks in New York City and Toronto are open for business in the normal course.

1.10	“Canadian Collateral Agent”

“Canadian Collateral Agent” shall mean Wachovia Capital Finance Corporation (Canada), formerly known as Congress Financial Corporation (Canada), in its capacity as collateral agent for Lender, and its successors and assigns.

1.11	“Code”

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.12	“Collateral”

“Collateral” shall mean, collectively, “Collateral” as such term is defined in the Borrower General Security Agreement and in the Intellectual Property Security Agreements and all assets and undertakings of each Obligor in respect of which Lender and/or US Collateral Agent and/or Canadian Collateral Agent is or has been granted a Lien pursuant to any Financing Agreement.

1.13	“EBITDA”

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to the net income of such Person for such period determined in accordance with GAAP, plus or minus, to the extent deducted or added in determining such net income for such period, and without duplication:

(a) interest paid or payable or received or receivable;

(b) income taxes paid or payable or refunds received or receivable in respect of income taxes; and

(c) depreciation and amortization expenses.

1.14	“Eligible Accounts”

“Eligible Accounts” shall mean Accounts created by Borrower, MCE or MCC which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower, MCE or MCC or rendition of services by Borrower, MCE or MCC in the ordinary course of their respective businesses which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them and are not unpaid more than sixty (60) days past the due date thereof;

(c) such Accounts comply with the terms and conditions contained in Section 6.2(c) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in Canada, the United States of America or the United Kingdom or, if the chief executive office of the account debtor is not located in Canada, the United States of America or the United Kingdom, the Account is payable in Canadian Dollars, US Dollars, Pounds Sterling or Euro, and, at Lender’s option, if: (i) the account debtor has delivered to Borrower, MCE or MCC, as applicable, an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America in the currency in which the Account is denominated, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

(f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, unless Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower, MCE or

MCC, as applicable, to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected Lien of Lender and/or US Collateral Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower, MCE or MCC directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender or a letter of credit has been provided with respect thereto on terms and conditions satisfactory to Lender;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty-five percent (25%) of all otherwise Eligible Accounts or, with respect to each of Electronics Boutique/Gamestop and Walmart, such Accounts do not constitute more than forty percent (40%) or such higher percentage as may be agreed by Lender of all otherwise Eligible Accounts or, with respect to such other account debtors as may from time to time be approved in writing by Lender on a case by case basis, such Accounts do not constitute more than such percentage in excess of twenty-five percent (25%) as may be agreed by Lender of all otherwise Eligible Accounts of such account debtor (but in each case the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(o) such Accounts are owed by account debtors whose total indebtedness to Borrower, MCE or MCC does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

(p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral and subject to the Lien of Lender and/or US Collateral Agent.

1.15	“Eligible Inventory”

“Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower or MCE and raw materials (including electronic chips) for such finished goods, in each case which are acceptable to Lender in its absolute discretion based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s or MCE’s business; (f) Inventory at premises which are not owned and controlled by Borrower or MCE, unless US Collateral Agent has received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to US Collateral Agent acknowledging US Collateral Agent’s first priority Lien in the Inventory, waiving or subordinating Liens by such person against the Inventory and permitting US Collateral Agent access to, and the right to remain on, the premises so as to exercise US Collateral Agent’s rights and remedies and otherwise deal with the Collateral, or unless such Inventory is Approved In-Transit Inventory; (g) Inventory subject to a Lien in favor of any person other than US Collateral Agent and/or Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected Lien of US Collateral Agent and/or Lender; (k) damaged and/or obsolete and/or defective Inventory; (1) Inventory purchased or sold on consignment and (m) Inventory subject to a license agreement or other arrangement with a third party which, in Lender’s determination, restricts the ability of Lender to exercise its rights under this Agreement with respect to such Inventory unless such third party has entered into an Acceptable Liquidation Agreement or Lender has otherwise agreed to allow such Inventory to be eligible in Lender’s sole discretion. General criteria for Eligible Inventory may be established and revised from time to time by Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral and subject to the Lien of Lender and/or US Collateral Agent.

1.16 “EMU Legislation”

“EMU Legislation” shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.

1.17 “Environmental Laws”

“Environmental Laws” shall mean with respect to any Person all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

1.18	“Equipment”

“Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.19	“ERISA”

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.20	“ERISA Affiliate”

“ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.21	“Euro”

“Euro” means the single currency to which the Participating Member States of the European Union have converted.

1.22	“Event of Default”

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 9.1 hereof.

1.23	“Excess Availability”

“Excess Availability” shall mean the amount in US Dollars, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans available to Borrower as of such time (based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts, the Value of Eligible Inventory and Net Orderly Liquidation Value, as determined by Lender) and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations with respect to Revolving

Loans, plus (ii) the aggregate amount of all due but unpaid tax obligations, and trade payables of Borrower, MCE, MCC and MCII that are past due more than sixty (60) days.

1.24	“Exchange Equivalent”

“Exchange Equivalent” shall mean in respect of any amount (the “original amount”) expressed in Canadian Dollars (the “original currency”), the amount expressed in US Dollars (the “new currency”) which the Lender would be required to pay in Toronto on the date specified using the Bank of Canada noon rate on such date (or, if no date is specified, on the date on which such amount is being determined), in order to purchase the original amount of the original currency in the new currency, in accordance with the Lender’s usual foreign exchange practice.

1.25	“Financing Agreements”

“Financing Agreements” shall mean, collectively, this Agreement, the Borrower General Security Agreement, the Intellectual Property Security Agreements and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.26	“Fiscal Quarter”

“Fiscal Quarter” shall mean any of the following three (3) month periods in any fiscal year of Borrower: April 1 to June 30, July 1 to September 30, October 1 to December 31 and January 1 to March 31.

1.27	“GAAP”

“GAAP” shall mean generally accepted accounting principles in Canada or the United States of America, as applicable, as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian or American public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied.

1.28	“Gameshark Software”

“Gameshark Software” shall mean the video game enhancement software sold by Borrower and certain Obligors that enables video game players to access and take full advantage of the secret codes, short cuts, hints and cheats incorporated by video game publishers into their video game offerings.

1.29	“Hazardous Materials”

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.30	“Information Certificates”

“Information Certificates” shall mean, collectively, the Information Certificates of Borrower and each Obligor constituting Exhibit A hereto, each containing material information with respect to such Person, its business and assets provided by or on behalf of such Persons to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.31	“Intellectual Property Security Agreements”

“Intellectual Property Security Agreements” shall mean, collectively, (i) the Trademark Security Agreement dated as of September 25, 2000 and executed by Borrower in favor of US Collateral Agent, (ii) the Patent Security Agreement dated as of September 25, 2000 and executed by Borrower in favor of US Collateral Agent, and (iii) the Copyright Security Agreement dated as of September 25, 2000 and executed by Borrower in favor of US Collateral Agent, as each now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.32	“Interest Rate”

“Interest Rate” shall mean, as to the non-contingent Obligations, a rate of one quarter of one percent (0.25%) per annum in excess of the Prime Rate; provided that the Interest Rate shall mean, at Lender’s option, without notice, the rate of three and one-quarter percent (3.25%) per annum in excess of the Prime Rate: (i) on the non-contingent Obligations for (A) the period from and after the date of termination hereof until such time as Lender has received full and final payment of all such Obligations, and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender (notwithstanding entry of any judgment against Borrower) and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 hereof (whether or not such excess(es), arise or are made with or without Lender’s knowledge or consent and whether made before or after an Event of Default).

1.33	“Inventory”

“Inventory” shall mean all of Borrower’s and MCE’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.34	“Lender”

“Lender” shall have the meaning set forth in the preamble hereof.

1.35	“Letter of Credit Accommodations”

“Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guarantees denominated in Canadian Dollars or US Dollars which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer.

1.36	“Lien”

“Lien” shall mean any mortgage, deed of trust, pledge, fixed or floating charge, lien, security interest, hypothec or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

1.37	“Material Adverse Change”

“Material Adverse Change” shall mean, where used in relation to the affairs of Borrower or any Obligor, a change in the business, operations or capital of Borrower or such Obligor, as applicable, that, in the opinion of Lender, has or could be expected to have a Material Adverse Effect.

1.38	“Material Adverse Effect”

“Material Adverse Effect” shall mean (i) a material adverse effect on the property or assets of Borrower, any Obligor, their respective subsidiaries or the business or operations of any of them or all of them, taken as a whole, (ii) a material adverse effect on the condition or prospects, financial or otherwise, of Borrower, any Obligor and their respective subsidiaries or any of them or all of them, taken as a whole, (iii) a material adverse effect on the ability of Borrower or any Obligor to perform and discharge any of its obligations under the Financing Agreements, or (iv) a material adverse effect on the priority, effectiveness or enforceability of any Lien granted by Borrower or any Obligor in favor of Canadian Collateral Agent, Lender and/or US Collateral Agent or the ability of Lender, Canadian Collateral Lender and/or US Collateral Agent to enforce any Obligation or realize upon any Collateral or any other property securing the Obligations.

1.39	“Maximum Credit”

“Maximum Credit” shall mean the amount of $35,000,000.

1.40	“Maximum Letter of Credit Facility”

“Maximum Letter of Credit Facility” shall mean the amount of $1,000,000.

1.41	“MCC”

“MCC” shall mean 1328158 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario.

1.42	“MCE”

“MCE” shall mean Mad Catz Europe Limited, a company incorporated and existing under the laws of England and Wales.

1.43	“MCII”

“MCII” means Mad Catz Interactive, Inc., a corporation existing under the federal laws of Canada.

1.44	“MCIA”

“MCIA” shall mean Mad Catz Interactive Asia Limited, a company incorporated under the laws of Hong Kong.

1.45	“Net Amount of Eligible Accounts”

“Net Amount of Eligible Accounts” shall mean the gross amount in US Dollars of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Lender.

1.46	“Net Orderly Liquidation Value”

“Net Orderly Liquidation Value” shall mean the amount in US Dollars to be realized from any orderly liquidation of Inventory, net of all liquidation costs, including deductions for all commissions and taxes, as evidenced by an appraisal of such Inventory conducted, at the cost of Borrower by Hilco Appraisal Services, LLC or such other appraiser as is acceptable to Lender, such appraisal to be in form, scope and methodology acceptable to Lender and addressed to Lender or upon which Lender is permitted to rely.

1.47	“Obligations”

“Obligations” shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender, US Collateral Agent, Canadian Collateral Agent and/or their respective affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement and the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Borrower under the United States Bankruptcy

Code or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender, US Collateral Agent and/or their respective affiliates.

1.48	“Obligor”

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

1.49	“Participating Member State”

“Participating Member State” shall mean each state so described in any EMU Legislation.

1.50	“Payment Account”

“Payment Account” shall have the meaning set forth in Section 5.3 hereof.

1.51	“Permitted Inter-Company Debt”

“Permitted Inter-Company Debt” shall mean indebtedness owing by Borrower to any Obligor, by any Obligor to Borrower and/or by any Obligor to another Obligor provided that:

(a) such indebtedness is incurred in the ordinary course of business of Borrower and/or such Obligor, as applicable, consistent with past practice;

(b) all promissory notes and security agreements (if any) executed by Borrower or any Obligor in respect of such indebtedness shall be assigned to US Collateral Agent in form and content satisfactory to US Collateral Agent; and

(c) if requested by Lender, such indebtedness is subordinated and postponed pursuant to subordination agreements in form and content satisfactory to Lender.

1.52	“Person”

“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.53	“Pounds Sterling”

“Pounds Sterling” shall mean, at any time of determination, the then official currency of the United Kingdom.

1.54	“PPSA”

“PPSA” shall mean the Personal Property Security Act (Ontario).

1.55	“Prime Rate”

“Prime Rate” shall mean the rate from time to time publicly announced by the U.S. Reference Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.56	“Records”

“Records” shall mean all of Borrower’s and each Obligor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower or any Obligor with respect to the foregoing maintained with or by any other person).

1.57	“Renewal Date”

“Renewal Date” shall have the meaning given to such term in Section 11.1(a).

1.58	“Revolving Loans”

“Revolving Loans” shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.59	“Royalty Reserve”

“Royalty Reserve” shall mean an amount equal to all accrued and unpaid royalty obligations owing by Borrower and MCE as set forth on the most recent Royalty Reserve Report, adjusted up or down as of any date of determination by Lender in its sole discretion based on Lender’s findings that such royalty obligations owing by Borrower and/or MCE have increased or decreased since the date of such Royalty Reserve Report.

1.60	“Royalty Reserve Report”

“Royalty Reserve Report” shall mean a report for the period since the date hereof (for the initial report) or the date of the last such report (for subsequent reports) delivered in accordance with Section 6.1 hereof which shall set forth (i) each license of intellectual property for which

Borrower and/or MCE is licensee and for which it pays royalties, (ii) the licensor of each such license, (iii) the aggregate accrued and unpaid royalty obligations owing under each such license and (iv) the date such accrued and unpaid royalty obligations are due under each such license. Each Royalty Reserve Report shall be certified by the chief financial officer of the Borrower as being complete and accurate.

1.61	“Software”

“Software” shall mean all software and computer programs (regardless of form or format, DVD, disc or otherwise) and all packaging, containers, artwork, end-user guides or instructions, user manuals and related materials concerning the use and operation of such software and computer programs other than Gameshark Software.

1.62	“Software Inventory”

“Software Inventory” shall mean all Eligible Inventory consisting of Software.

1.63	“Solvent”

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

1.64	“Spot Rate”

“Spot Rate” shall mean, with respect to a currency, the rate quoted by the US Reference Bank as the spot rate for the purchase by the US Reference Bank of such currency with another currency at approximately 10:00 a.m. (Charlotte, North Carolina time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

1.65	“UCC”

“UCC” shall mean the Uniform Commercial Code.

1.66	“United Kingdom”

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

1.67	“US Collateral Agent”

“US Collateral Agent” shall mean Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as collateral agent for itself, as Lender, and its successors and assigns.

1.68	“US Reference Bank”

“US Reference Bank” shall mean Wachovia Bank, National Association or its successors, or such other major bank in the United States as Lender may from time to time designate in its discretion.

1.69	“Value”

“Value” shall mean, as determined by Lender, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP and (b) net realizable value.

SECTION 2 CREDIT FACILITIES

2.1 Revolving Loans

(a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the lesser of:

(i)	the Maximum Credit; and

(ii)	the sum of:

(A)	seventy-five percent (75%) of the Net Amount of Eligible Accounts;

plus

(B)	the lesser of :

(1)	(X) for any date of determination during the period from and including January 1 of any year to and including July 31 of such year, the lesser of (i) eighty-five percent (85%) of Net Orderly Liquidation Value of Eligible Inventory (excluding Software Inventory) and (ii) fifty-five percent (55%) of the Value of Eligible Inventory (excluding Software Inventory); or (Y) for any date of determination during the period from and including August 1 of any year to and including December 31 of such year, sixty percent (60%) of the Value of Eligible Inventory (excluding Software Inventory); and

(2)	$15,000,000 (less the amount, if any, determined in accordance with Section 2.1(a)(ii)(C) below),

plus

(C)	the lesser of (i) twenty-five percent (25%) of the Value of Software Inventory, (ii) eighty-five percent (85%) of Net Orderly Liquidation Value of Software Inventory and (iii) $1,000,000,

minus

(D)	any Availability Reserves.

(b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior written notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels or as a result of seasonal variations, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the Net Orderly Liquidation Value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

(c) Except in Lender’s discretion, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceeds the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) hereof or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

(d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B)(2) hereof, Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) hereof that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

2.2	Letter of Credit Accommodations

(a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one-quarter percent (1.25%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender’s option, without notice, at a rate equal to three and three-quarters percent (3.75%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

(c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit, the Maximum Letter of Credit Facility and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and all negotiable documents of title with respect to such Eligible Inventory have been consigned to the issuer of the Letter of Credit Accommodation, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii)(B) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) hereof.

(d) Except in Lender’s discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed the Maximum Letter of Credit Facility. At any time an Event of Default exists or has occurred and is continuing, upon Lender’s request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to US Collateral Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) hereof to the extent of such cash collateral.

(e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

(f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not at any time while an Event of Default exists, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods, (C) execute any and all applications for steamship or airway guarantees, indemnities or delivery orders, (D) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (E) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower’s name.

(g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender.

Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

2.3	Availability Reserves

All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit, the Maximum Letter of Credit Facility and other applicable limits hereunder shall be subject to Lender’s continuing right to establish and revise Availability Reserves, upon not less than five (5) days’ prior written notice to Borrower.

SECTION 3 INTEREST AND FEES

3.1	Interest

(a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the applicable Interest Rate.

(b) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced. The increase or decrease shall be based on the Prime Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2	Commitment Fee

Borrower shall pay to Lender annually a commitment fee in an amount equal to $10,000 per annum while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the first day of the thirteenth month following the date of closing under the Original Loan Agreement and on each anniversary of such date thereafter.

3.3	Closing Fee

Borrower shall pay to Lender as a closing fee the amount of $35,000, which shall be fully earned as of and payable on the date hereof.

3.4	Servicing Fee

Borrower shall pay to Lender a monthly servicing fee in an amount equal to $1,000 per month in respect of Lender’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which monthly fee shall be fully earned as of and payable in advance on the date of closing hereof and on the first day of each month thereafter.

3.5	Unused Line Fee

Borrower shall pay to Lender a monthly unused line fee at a rate equal to one-quarter of one percent (0.25%) per annum calculated on the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) during which this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month.

3.6	Currency of Payments

Unless otherwise specified by Lender, all interest, fees and other payments by Borrower hereunder shall be in the currency in which such Obligations are denominated.

SECTION 4 CONDITIONS PRECEDENT

4.1	Conditions Precedent to Revolving Loans and Letter of Credit Accommodations

This Agreement shall not be effective until each of the agreements or actions set out in the Closing Checklist attached hereto as Exhibit B have been executed, delivered or completed, as the case may be, to the satisfaction of Lender or waived in writing (in whole or in part) by Lender in its sole discretion and each of the following is a condition precedent to Lender continuing to make Revolving Loans and/or provide Letter of Credit Accommodations to Borrower hereunder:

(a) all representations and warranties contained in this Agreement and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except with respect to those representations and warranties that were or are expressly made as of a particular date and except to the extent that there are changes with respect to matters referenced in such representations and warranties after the date thereof that do not and will not otherwise cause a Default or Event of Default hereunder, and

(b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Revolving Loan or providing each such Letter of Credit Accommodation or after giving effect thereto.

SECTION 5 COLLECTION AND ADMINISTRATION

5.1	Borrower’s Loan Account

Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Revolving Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.

5.2	Statements

Lender shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

5.3	Collection of Accounts

(a) Borrower shall establish and maintain, at its expense, blocked accounts (“Blocked Accounts”), with such banks as are acceptable to Lender into which Borrower shall, in accordance with Lender’s instructions, promptly deposit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Upon the occurrence and during the continuation of an Event of Default, Lender may, and Borrower shall upon Lender’s request, direct Borrower’s, MCE’s and MCC’s account debtors to directly remit all payment on Accounts to the Blocked Accounts. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose (“Payment Account”). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the security of Lender and/or US Collateral Agent.

(b) For purposes of calculating the amount of the Revolving Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in a Payment Account provided such payments and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Lender in the applicable Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. If Lender receives funds in a Payment Account at any time at which no Obligations are outstanding or in excess of such outstanding Obligations, Lender shall transfer such funds to Borrower at such account as Borrower may direct; provided that Borrower shall, at Lender’s request, deposit such funds to an account maintained at the bank at which the Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to Lender a cash collateral agreement in form and substance satisfactory to Lender providing to Lender and/or US Collateral Agent a first priority Lien over such account.

(c) Borrower and all of its U.S., U.K. and Canadian affiliates and subsidiaries, and the shareholders, directors, employees and/or agents of Borrower and each such affiliate and subsidiary shall, acting as trustee for Lender, receive, as the security of Lender and/or US Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, but in no event shall any of the foregoing monies, checks, notes, drafts or any other such payment be commingled with Borrower’s other funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender’s payments to, or indemnification of, such bank or person (other than to the extent that such amount arises directly from Lender’s or such other party’s negligence or willful misconduct). The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 5.3 shall survive the termination of this Agreement.

5.4	Payments

All Obligations shall be payable to the Payment Accounts as provided in Section 5.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. Payments and collections received in any currency other than US Dollars or Canadian Dollars will be accepted and/or applied at the sole discretion of Lender. At Lender’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 5.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 5.4 shall survive the payment of the Obligations and the termination of this Agreement.

5.5	Authorization to Make Revolving Loans

Lender is authorized to make the Revolving Loans and provide the Letter of Credit Accommodations based upon telephonic instructions or instructions sent by courier, telecopier or by e-mail received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Revolving Loans are necessary to satisfy any Obligations. All requests for Revolving Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Revolving Loan. Requests received after 11:00 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Revolving Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

5.6	Use of Proceeds

All Revolving Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof.

SECTION 6 COLLATERAL REPORTING AND COVENANTS

6.1	Collateral Reporting

Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis within twenty (20) days after each month end or more frequently as Lender may request, (i) perpetual inventory reports, (ii) inventory reports by category, including a separate itemized detailed breakdown of all Inventory that is in transit, (iii) agings of accounts payable and (iv) a Royalty Reserve Report, (c) upon Lender’s request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower and MCE; (d) agings of accounts receivable on a monthly basis within twenty (20) days after each month end or more frequently as Lender may request; (e) no later than thirty (30) days after the end of each fiscal year of Borrower, financial projections for the next fiscal year, prepared on a monthly basis; and (f) such other reports as to the Collateral as Lender or US Collateral Agent shall reasonably request from time to time. If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender’s instructions with respect to further services at any time that an Event of Default exists.

6.2	Accounts Covenants

(a) Borrower shall notify Lender promptly of: (i) any material delay in any of Borrower’s, MCE’s or MCC’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information in Borrower’s knowledge relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower’s knowledge, would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender’s consent, except in the ordinary course of Borrower’s, MCE’s or MCC’s business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists, Borrower, MCE or MCC shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $250,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists, Borrower shall, upon Lender’s request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender’s instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.

(c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, rebates, price protection programs, early payment incentives, discounts, allowances or extensions made or given in the ordinary course of Borrower’s, MCE’s or MCC’s business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable federal, state or provincial laws or regulations applicable to Borrower or any Obligor, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and the discretion of the court as to the granting of equitable remedies.

(d) Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Borrower shall deliver or cause to be delivered to US Collateral Agent, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower’s receipt thereof, except as US Collateral Agent may otherwise agree.

(f) US Collateral Agent may, at any time or times that an Event of Default exists, (i) notify any or all account debtors that the Accounts have been assigned to US Collateral Agent and that US Collateral Agent has a Lien therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to US Collateral Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and US Collateral Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action US Collateral Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists, at US Collateral Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to US Collateral Agent and are payable directly and only to US Collateral Agent and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as US Collateral Agent may require.

6.3	Inventory Covenants

With respect to the Inventory: (a) Borrower shall at all times maintain inventory records satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request while an Event of Default exists, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be satisfactory to Lender concerning such physical count; (c) Borrower shall not, and shall cause MCE not to, remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower’s or MCE’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) Borrower shall, at its expense, at Lender’s request but, no more than once in any three (3) month period if an Event of Default does not exist, and at any time or times as Lender may request after and while Event of Default exists, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall, and shall cause MCE to, produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not, and shall cause MCE not to, sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower or MCE to repurchase such Inventory, except in the ordinary course of business or unless such Inventory is not Eligible Inventory; (h) Borrower shall, and shall cause MCE to, keep the Inventory in good and marketable condition; and (i) Borrower shall not, and shall cause MCE not to, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

6.4	Equipment Covenants

With respect to the Equipment: (a) upon US Collateral Agent’s request, Borrower shall, at its expense, at any time or times as US Collateral Agent may request while an Event of Default exists, deliver or cause to be delivered to US Collateral Agent written reports or appraisals as to the Equipment in form, scope and methodology reasonably acceptable to Lender and by an appraiser acceptable to US Collateral Agent; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

6.5	Power of Attorney

Borrower hereby irrevocably designates and appoints US Collateral Agent (and all persons designated by Lender) as Borrower’s true and lawful attorney-in-fact, and authorizes

US Collateral Agent, in Borrower’s or US Collateral Agent’s name, to: (a) at any time while an Event of Default exits (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by US Collateral Agent, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in US Collateral Agent’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower’s mail is deposited, (iii) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in US Collateral Agent’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower’s name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower’s name and file any UCC, PPSA or other financing statements or amendments thereto. Borrower hereby releases US Collateral Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of US Collateral Agent’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

6.6	Right to Cure

US Collateral Agent may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes or Liens at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in US Collateral Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of US Collateral Agent and/or Lender with respect thereto. US Collateral Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. US Collateral Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by US Collateral Agent under this Section 6.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

6.7	Access to Premises

From time to time as requested by US Collateral Agent, at the cost and expense of Borrower, (a) US Collateral Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to US Collateral Agent such copies of such books and records or extracts therefrom as US Collateral Agent may request, and (c) US Collateral Agent or its designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be necessary for the foregoing and if an Event of Default exists for the collection of Accounts and realization of other Collateral.

SECTION 7 REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Revolving Loans and providing Letter of Credit Accommodations by Lender to Borrower:

7.1	Corporate Existence, Power and Authority; Subsidiaries

Borrower and each Obligor has been duly incorporated or organized and is validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be, and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify or register would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower’s and each Obligor’s corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower’s or any Obligor’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower or any Obligor is a party or by which Borrower or any Obligor or their respective property are bound except to the extent that certain Collateral may not be assignable by law. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as the same is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and the discretion of the court as to the granting of equitable remedies. Borrower does not have any subsidiaries except as set forth on the Information Certificates.

7.2	Financial Statements; No Material Adverse Change

All financial statements relating to Borrower or any Obligor which have been or may hereafter be delivered by or on behalf of Borrower or any Obligor to Lender have been or will be prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operations of Borrower or such Obligor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by or on behalf of Borrower or any Obligor to Lender prior to the date of this Agreement, there has been no Material Adverse Change of Borrower or any Obligor, since the date of the most recent audited financial statements furnished by or on behalf of Borrower or any Obligor to Lender prior to the date of this Agreement.

7.3	Chief Executive Office; Collateral Locations and License Agreements

The chief executive office of Borrower and Borrower’s Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificates, subject to the right of Borrower to establish new locations in accordance with Section 8.2 below. The Information Certificates correctly identify the chief executive office of each Obligor and all other places of business and other locations, if any, at which any Obligor maintains any Collateral. The Information Certificates also correctly identify any of such locations which are not owned by Borrower or any Obligor and sets forth the owners and/or operators thereof and to the best of Borrower’s knowledge, the holders of any mortgages on such locations. Schedule 7.3 hereof lists each license agreement to which Borrower and/or MCE is a party.

7.4	Priority of Liens; Title to Properties

The Liens granted to US Collateral Agent, Lender and/or Canadian Collateral Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to the Liens indicated on Schedule 7.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Revolving Loans hereunder) and the other Liens permitted under Section 8.8 hereof. Borrower and each Obligor has good and marketable title to all of its properties and assets subject to no Liens of any kind, except those granted to US Collateral Agent, Lender and/or Canadian Collateral Agent and such others as are specifically listed on Schedule 7.4 hereof (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Revolving Loans hereunder) or permitted under Section 8.8 hereto.

7.5	Tax Returns

Borrower and each Obligor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Obligor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and each Obligor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

7.6	Litigation

Except as set forth on the Information Certificates, there is no present investigation by any governmental agency pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower or any Obligor, their assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or any Obligor or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower or any such Obligor would result in any Material Adverse Change in, or would have a Material Adverse Effect on, Borrower or any Obligor.

7.7	Compliance with Other Agreements and Applicable Laws

Except as disclosed in Schedule 7.7 hereto, neither Borrower nor any Obligor is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower and each Obligor is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state, provincial or local governmental authority.

7.8	Bank Accounts

All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower or any Obligor maintained at any bank or other financial institution are set forth on Schedule 7.8 hereto, subject to the right of Borrower or any Obligor to establish new accounts in accordance with Section 8.15 hereof.

7.9	Accuracy and Completeness of Information

All information furnished in writing by or on behalf of Borrower or any Obligor to Lender or US Collateral Agent in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. Since March 31, 2006, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect on Borrower or any Obligor which has not been fully and accurately disclosed to Lender in writing.

7.10	Employee Benefits

(a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 7.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 7.10(d) hereof.

(b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

(c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 7.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 7.10(d) hereof.

(d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 7.10(a) hereof and any accumulated funding deficiency described in Section 7.10(c) hereof. The terms “current value” and “accrued benefit” have the meanings specified in ERISA.

(e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

7.11	Environmental Compliance

(a) Neither Borrower nor any Obligor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower and each Obligor comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b) There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending, or to the best of Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Obligor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or any Obligor or their business, operations or assets or any properties at which Borrower or any Obligor has transported, stored or disposed of any Hazardous Materials.

(c) Neither Borrower nor any Obligor has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrower and each Obligor has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of

Borrower and each Obligor under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

7.12	Survival of Warranties; Cumulative

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder, except with respect to, and to the extent that, such representations and warranties are expressly made as of a particular date or there are changes with respect to the matters referenced in such representations and warranties after the date made that do not and will not otherwise cause a Default or Event of Default hereunder and such representations and warranties shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower or any Obligor shall now or hereafter give, or cause to be given, to Lender.

SECTION 8 AFFIRMATIVE AND NEGATIVE COVENANTS

8.1	Maintenance of Existence

Borrower shall, and shall cause each Obligor to, at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its or any Obligor’s corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a certified copy of the Articles of Amendment (or other similar document appropriate for the particular jurisdiction) of Borrower or such Obligor providing for the name change immediately following its filing.

8.2	New Collateral Locations

Borrower or any Obligor may open any new location within Canada and continental United States of America provided Borrower (a) gives US Collateral Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) Borrower or such Obligor, as applicable, executes and delivers, or causes to be executed and delivered, to US Collateral Agent such agreements, documents, and instruments as US Collateral Agent may deem necessary or desirable to protect its or Lender’s interests in the Collateral at such location, including UCC, PPSA and other financing statements and such other evidence as US Collateral Agent may require for the perfection of US Collateral Agent’s or Lender’s first priority Liens where required by US Collateral Agent.

8.3	Compliance with Laws, Regulations, Etc.

(a) Borrower shall, and shall cause each Obligor to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any federal, state, provincial or local governmental authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter that Borrower or an Obligor is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a Material Adverse Effect on Borrower or any Obligor.

(b) Borrower shall, and shall cause each Obligor to, establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower or such Obligor, as applicable, who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall, and shall cause each Obligor to, take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(c) Borrower shall give both oral and written notice to Lender immediately upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or any Obligor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials that does not comply with Environmental Laws, or (D) the violation of any other environmental, health or safety matter, which may have a Material Adverse Effect on Borrower or any Obligor or their business, operations or assets or any properties at which Borrower or any Obligor transported, stored or disposed of any Hazardous Materials.

(d) Without limiting the generality of the foregoing, whenever Lender determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower or any Obligor in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender’s request and Borrower’s expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower’s or Obligor’s non-compliance or alleged non-compliance with such Environmental Laws has occurred and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s or Obligor’s response thereto or the estimated costs thereof, shall change in any material respect.

(e) Borrower shall indemnify and hold harmless Lender, US Collateral Agent and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns (collectively, “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs, and expenses (including legal fees and expenses) incurred by any Indemnified Person, directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or any Obligor and the preparation and implementation of any closure, remedial or other required plans; provided that such indemnity shall not apply to the extent that any such cost incurred by an Indemnified Person arises from the willful misconduct or gross negligence of any Indemnified Person.

(f) All covenants and indemnifications in this Section 8.3 shall survive the payment of the Obligations and the termination of this Agreement.

8.4	Payment of Taxes and Claims

Borrower shall, and shall cause each Obligor to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes, assessments, contributions or governmental charges the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Obligor and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Revolving Loans; provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

8.5	Insurance

Borrower shall, at all times, and shall cause each Obligor to, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

8.6	Financial Statements and Other Information

(a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within forty-five (45) days after the end of each fiscal month, monthly unaudited financial statements of Borrower, and unaudited consolidating financial statements of MCII (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of MCII, Borrower and their respective subsidiaries, if any, as of the end of and through such fiscal month and (ii) within one hundred and forty (140) days after the end of each fiscal year of MCII, audited consolidated financial statements of MCII, Borrower and their respective subsidiaries, if any (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of the applicable Person and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by MCII and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the applicable Person and its subsidiaries as of the end of and for the fiscal year of MCII then ended; and (iii) no later than thirty (30) days after the end of each fiscal year of Borrower, annual financial projections for the next fiscal year of Borrower, which shall be approved by Lender (which approval shall not be unreasonably withheld or delayed) and shall include a projected balance sheet, income statement and statement of cash flow, prepared on a monthly basis for such fiscal year, proposed budgets for operating and capital expenditures, acquisitions and related financing costs for Borrower, details of all management salaries and bonuses, projections with respect to projected total consolidated EBITDA of MCII for such fiscal year (and, if so approved by Lender, such projections shall form the basis of a new Schedule 8.13 for purposes of the EBITDA covenant in Section 8.13) and such other information as may be requested by Lender.

(b) Borrower shall promptly notify Lender in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or any loss, damage, investigation, action, suit, proceeding or claim which would result in any Material Adverse Change in Borrower or any Obligor and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower or any Obligor sends to its shareholders generally and copies of all reports and registration statements which Borrower or any Obligor files with any securities commission or securities exchange.

(d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request and Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency as required by law or to any participant or assignee or prospective participant or assignee, provided that each such participant or assignee executes a confidentiality agreement acceptable to Lender which confidentiality agreement shall in any event provide that such participant or assignee shall maintain the confidential nature of such information in the same manner as such information is required to be maintained by Lender. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower, subject to any applicable confidentiality restrictions in favor of third parties or any legal privileges that have not been waived and which are not within the control of Borrower to waive. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

(e) Borrower shall within five (5) days after the end of each month provide a certificate of the chief financial officer of Borrower, in form and content satisfactory to Lender, certifying that Borrower has paid in full (i) all rent and other amounts due and payable with respect to any premises leased or occupied by Borrower or any Obligor during such month; and (ii) all payments and other amounts due and payable with respect to any employee benefit plan or pursuant to any material contract during such month.

(f) Notwithstanding the foregoing, or any other provision in any Financing Agreement, Borrower and Obligors shall not be required to disclose any information reports or other documents or material to the extent that such disclosure would breach any applicable laws and the ability to avoid such breach is not within the control of Borrower or any Obligor.

(g) Borrower shall, within thirty (30) days after the end of each month, provide a compliance certificate, in substantially the form attached hereto as Schedule 8.6(g), to Lender with respect to compliance by Borrower with the financial covenants set forth in Section 8.13 and 8.20 and such other matters relating to Borrower as Lender may from time to time request.

8.7	Sale of Assets, Consolidation, Merger, Amalgamation, Dissolution, Etc.

Borrower shall not and shall ensure that each Obligor does not, directly or indirectly, without the prior written consent of Lender, (a) merge or amalgamate with any other Person or permit any other Person to merge or amalgamate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $250,000 for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing. Notwithstanding the foregoing, nothing in this Agreement or in any of the Financing Agreements shall prohibit MCII from selling or issuing its securities, and unless an Event of Default has occurred and is continuing, none of the proceeds resulting from any such sale or issuance of securities, whether in the form of cash or otherwise, shall constitute security for any of the Obligations or any obligation of any Obligor under any Financing Agreement.

8.8	Encumbrances

Borrower shall not, and shall ensure that each Obligor does not, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except (a) Liens of Canadian Collateral Agent, Lender and/or US Collateral Agent; (b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or any Obligor, as applicable, and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Borrower’s or any Obligor’s business, as applicable, to the extent: (i) such Liens secure indebtedness which is not overdue or (ii) such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Obligor, as applicable, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower or such Obligor, as applicable, as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed, individually, $250,000 and, in the aggregate, $1,000,000 at anytime outstanding for Borrower and Obligors so long as such security interests and mortgages do not apply to any property of Borrower or any Obligor other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) the Liens set forth on Schedule 7.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Revolving Loans pursuant to this Agreement); and (g) Liens to secure Permitted Inter-Company Debt.

8.9	Indebtedness

Borrower shall not, and shall ensure that each Obligor does not, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not past due more than sixty (60) days, or with respect to which Borrower or an Obligor, as applicable, is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower or such Obligor, as applicable, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement; (d) the indebtedness set forth on Schedule 8.9 hereto; and (e) Permitted Inter-Company Debt; provided that, (i) Borrower or Obligor, as applicable, may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of this Agreement, subject to any subordination agreement among Lender, Borrower and the holder of any such indebtedness; (ii) Borrower or Obligor, as applicable, shall not directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness received by or on behalf of Borrower or any Obligor, as applicable, promptly after the receipt thereof, or sent by or on behalf of Borrower or any Obligor, as applicable, concurrently with the sending thereof, as the case may be.

8.10	Loans, Investments, Guarantees, Etc.

Borrower shall not, and shall ensure that each Obligor does not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except (a) endorsement of instruments for collection or deposit in the ordinary course of business; and (b) investments in: (i) short-term direct obligations of the Canadian Government or the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated Al or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by US Collateral Agent to perfect the Lien of US Collateral Agent and/or Lender in such investments; and (c) Acquisitions; and (d) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business of Borrower; and (e) the loans, advances and other guarantees set forth on Schedule 8.10 hereto; and (f) loans that constitute Permitted Inter-Company Debt; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, and shall ensure that each Obligor does not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

8.11	Dividends and Redemptions

Borrower shall be entitled from time to time to pay such dividends or redeem or repurchase shares if Borrower has Excess Availability of not less than $500,000 after giving effect to each such payment of dividends, redemption amount or repurchase amount and if no Event of Default exists at the time of, or will occur as a result of, any such payment of dividends, redemption amount or repurchase amount. Except as expressly permitted pursuant to the preceding sentence, Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

8.12	Transactions with Affiliates

Borrower shall not, and shall not permit any Obligor to, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower or such Obligor, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Obligor’s business and upon fair and reasonable terms no less favorable to Borrower or such Obligor than Borrower or such Obligor would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower or such Obligor except (i) payments in respect of Permitted Inter-Company Debt provided that such payments are permitted pursuant to, and made in accordance with, the terms of the applicable subordination agreement executed by Borrower and/or such Obligor, as applicable, in favor of Lender in respect thereof and (ii) reasonable compensation to officers, employees and directors for services rendered to Borrower or such Obligor in the ordinary course of business.

8.13	EBITDA

Borrower shall cause MCII to maintain consolidated EBITDA as follows:

(a) for the Fiscal Quarter ending September 30, 2006, consolidated EBITDA for such Fiscal Quarter shall not be less than negative (-) $406,000;

(b) for the Fiscal Quarter ending December 31, 2006, consolidated EBITDA for such Fiscal Quarter and the Fiscal Quarter ending September 30, 2006 shall not be less than $5,547,000 in the aggregate;

(c) for the Fiscal Quarter ending March 31, 2007, consolidated EBITDA on a trailing four (4) Fiscal Quarter basis shall not be less than $3,496,000; and

(d) at the end of each subsequent Fiscal Quarter thereafter, consolidated EBITDA on a trailing four (4) Fiscal Quarter basis shall not be less than the amount of seventy-five percent (75%) of the projected total consolidated EBITDA as set out on Schedule 8.13 delivered to and approved by Lender pursuant to Section 8.6(a) and, if Borrower and Lender cannot agree on such Schedule 8.13, in amounts and for periods as determined by Lender in its sole discretion.

8.14	Intellectual Property

In the event Borrower or any Obligor obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, Borrower shall immediately notify Lender thereof and shall provide to Lender copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At US Collateral Agent’s request, Borrower shall promptly execute and deliver to US Collateral Agent an intellectual property security agreement granting to US Collateral Agent a perfected Lien in such intellectual property rights in form and substance satisfactory to US Collateral Agent.

8.15	Additional Bank Accounts

Borrower shall not, and shall ensure that each Obligor does not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 7.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish, and (b) as to any accounts used by Borrower or any Obligor to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

8.16	Compliance with ERISA

(a) Borrower shall not with respect to any “employee benefit plans” maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

(b) As used in this Section 8.16, the terms “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

8.17	Costs and Expenses

Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s and US Collateral Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC and PPSA financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts and Payment Accounts, together with Lender’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of US Collateral Agent and/or Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against US Collateral Agent and/or Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the rate of $750 per person per day for Lender’s examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender and/or US Collateral Agent in connection with any of the foregoing.

8.18	Further Assurances

At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens of US Collateral Agent, Lender and/or Canadian Collateral Agent and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Revolving Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC, PPSA or other financing statements or notices signed only by Lender or US Collateral Agent’s representative.

8.19	Change of Control

Borrower shall promptly provide Lender with written notice if, at any time, any person shall own more than twenty percent (20%) of the outstanding voting securities of MCII.

8.20	Software Expenditures

Borrower shall not, and shall ensure that each Obligor does not, make or incur any expenditures with respect to the development of Software during any fiscal year of Borrower in the aggregate in respect of Borrower and each Obligor in excess of $1,000,000 without the prior written consent of Lender.

SECTION 9 EVENTS OF DEFAULTS AND REMEDIES

9.1	Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) Borrower fails to pay when due any of the Obligations or the Borrower or any Obligor fails to pay when due any amount owing under any Financing Agreement, or (ii) Borrower or any Obligor fails to perform any of the material terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (other than as described in Section 9.1(a)(i)), or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any other Financing Agreement (other than as described in Section 9.1(a)(i) or Section 9.1(a)(ii)) and such failure continues for more than ten (10) days after the Borrower receives written notice thereof from Lender;

(b) any representation, warranty or statement of fact made by Borrower or Obligor to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor (i) revokes, terminates or fails to perform any of the material terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender, Canadian Collateral Agent or US Collateral Agent; or (ii) revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender, Canadian Collateral Agent or US Collateral Agent (other than as described in Section 9.1(c)(i)) and such default continues for more than ten (10) days after Borrower receives written notice thereof from Lender;

(d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $2,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) Borrower or any Obligor becomes insolvent, makes an assignment for the benefit of creditors proposes to make, makes or sends notice of a bulk sale (as defined by applicable laws of the United States of America or Canada) or calls a meeting of its creditors or principal creditors;

(g) a petition, case or proceeding under the bankruptcy laws of the United States, Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a petition, case or proceeding under the bankruptcy laws of the United States, Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower or any Obligor for all or any part of its property including if Borrower or any Obligor shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets; or

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy; or

(iii)	make a general assignment for the benefit of creditors; or

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors; or

(v)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $1,000,000, which is not remedied within ten (10) days after Borrower receives written notice thereof from Lender;

(j) any material default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, any other default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender if such default continues for more than ten (10) days after Borrower receives written notice thereof from Lender, or any termination of, or failure to renew or extend, any material lease for real property occupied by Borrower;

(k) any change in the ownership of Borrower or any Obligor (other than MCII) unless previously approved in writing by Lender;

(l) charging of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

(m) a Material Adverse Change in Borrower or any Obligor after the date hereof;

(n) an event of default under any of the other Financing Agreements; or

(o) a breach of, or failure to comply with, any material term of any intercreditor agreement or subordination agreement with respect to Borrower or any Obligor by any party thereto other than Lender, or any breach of, or failure to comply with, any other term of any inter-creditor agreement or subordination agreement with respect to Borrower or any Obligor by any party thereto other than Lender if such default continues for more than ten (10) days after Borrower receives notice thereof from Lender.

9.2	Remedies

(a) At any time while an Event of Default exists Lender and US Collateral Agent shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the UCC, PPSA or either applicable law, are cumulative, not exclusive and enforceable, in Lender’s and US Collateral Agent’s discretion, alternatively, successively, or concurrently on any one or more occasion, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened by Borrower of this Agreement or any of the other Financing Agreements. Lender and/or US Collateral Agent may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) and 9.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Borrower, (iii) require Borrower, at Borrower’s expense, to assemble and make available to US Collateral Agent any part or all of the Collateral at any place and time designated by US Collateral Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of US Collateral Agent or elsewhere) at such prices or terms as US Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with US Collateral Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on Borrower’s business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower, debtors of Borrower, sureties and others as US Collateral Agent may see fit without prejudice to the liability of Borrower or US Collateral Agent’s right to hold and realize the Lien created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by US Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by US Collateral Agent. If notice of disposition of Collateral is required by law, five (5) days prior notice by US Collateral Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event US Collateral Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of pre-judgment remedy, Borrower waives the posting of any bond which might otherwise be required.

(c) Lender may apply the cash proceeds of Collateral actually received by US Collateral Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including legal costs and expenses.

(d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, and while such Event of Default or event is continuing, Lender may, at its option, without notice, (i) cease making Revolving Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

(e) Borrower shall pay all costs, charges and expenses incurred by Lender, US Collateral Agent or any nominee or agent of Lender or US Collateral Agent, whether directly or for services rendered (including reasonable auditor’s costs and legal expenses) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 10 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

10.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law) except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be the governing law for that Financing Agreement.

(b) Borrower, Lender and US Collateral Agent irrevocably consent and submit to the non-exclusive jurisdiction of the courts of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender and/or US Collateral Agent shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender and/or US Collateral Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

(c) To the extent permitted by law, Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the US mails, or, at Lender’s or US Collateral Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30)

days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender or US Collateral Agent against Borrower for the amount of the claim and other relief requested.

(d) BORROWER AND LENDER AND US COLLATERAL AGENT EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER AND US COLLATERAL AGENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, LENDER AND/OR US COLLATERAL AGENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Neither Lender nor US Collateral Agent shall have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or any Obligor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender and US Collateral Agent, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, each of Lender and US Collateral Agent shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement or any other Financing Agreement.

(f) Borrower hereby expressly waives all rights and notice and hearing of any kind prior to the exercise of rights by Lender or US Collateral Agent while an Event of Default exists, to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Borrower waives the posting of any bond otherwise required of Lender or US Collateral Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Lender or US Collateral Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

10.2	Waiver of Notices

Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower or any Obligor which Lender or US Collateral Agent may elect to give shall entitle Borrower or any Obligor to any other or further notice or demand in the same, similar or other circumstances.

10.3	Amendments and Waivers

Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and US Collateral Agent, and as to amendments, as also signed by an authorized officer of Borrower. Neither Lender nor US Collateral Agent shall, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender or US Collateral Agent, as applicable. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender or US Collateral. Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender or US Collateral Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

10.4	Waiver of Counterclaims

Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

10.5	Indemnification

Borrower shall indemnify and hold Lender, US Collateral Agent and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender and US Collateral Agent in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. To the extent that any person that is entitled to the benefit of the indemnity set forth in this Section is not a party hereto, Lender shall hold the benefit to which such person is entitled hereunder in trust for and on behalf of such person. Notwithstanding the foregoing, Borrower shall have no obligation hereunder to the extent of any liability resulting from the negligence or willful misconduct of Lender or other Person referred to herein or with respect to Hazardous

Materials deposited on any property after it is no longer owned, possessed or controlled by Borrower or any Obligor.

SECTION 11 TERM OF AGREEMENT; MISCELLANEOUS

11.1	Term

(a) This Agreement and the other Financing Agreements are effective as of the respective dates thereof set forth on the respective first pages thereof and shall continue in full force and effect for a term ending on October 30, 2009 (the “Termination Date”), unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Termination Date by giving to the other party prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are necessary to secure Lender from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Chicago time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and US Collateral Agent’s and/or Lender’s continuing Lien in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(c) If for any reason this Agreement is terminated prior to the end of the then current term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount of 0.25% of the Maximum Credit.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Section 9.1(g) and Section 9.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under any applicable reorganization or insolvency legislation. The early termination fee provided for in this Section 11.1 shall be deemed included in the Obligations.

11.2	Notices

All notices, requests and demands hereunder shall be in writing and (a) made to US Collateral Agent and/or Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

11.3	Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

11.4	Successors

This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by US Collateral Agent, Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender and US Collateral Agent. US Collateral Agent and/or Lender may, after written notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Revolving Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, provided that such assignment or participation, as applicable, does not create any withholding tax obligations of Borrower; and upon the completion of any such assignment or participation, as applicable, such assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were Lender and/or US Collateral Agent, as applicable, hereunder, subject to the terms of such assignment or participation.

11.5	Entire Agreement

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

11.6	Headings

The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.7	Judgment Currency

To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

11.8	Amended and Restatement; No Novation

This Agreement amends, restates, consolidates and supplements certain provisions of the Loan Agreement. Any provision hereof which differs from or is inconsistent with a provision of the Loan Agreement constitutes an amendment to the Loan Agreement with each such amendment being effective as and from the date hereof. The provisions of the Loan Agreement as amended hereby have been consolidated and restated in this Agreement. This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the Loan Agreement or any of the other Financing Agreements but same shall remain in full force and effect save to the extent same are amended by the provisions in this Agreement.

11.9	Confirmation of Existing Security

Borrower acknowledges and confirms that, notwithstanding the execution of this Agreement, each of the existing security documents that Borrower has executed in favor of Lender and/or US Collateral Agent including the General Security Agreement and the Intellectual Property Security Agreements, (i) remains in full force and effect and has not been terminated, discharged or released, and (ii) constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as the same is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and the discretion of the court as to the granting of equitable remedies.

IN WITNESS WHEREOF, US Collateral Agent, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

US COLLATERAL AGENT and LENDER		BORROWER

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)		MAD CATZ, INC.

By:	/s/ NIALL HAMILTON	By:	/s/ WHITNEY E. PETERSON
Title:	Senior Vice President	Title:	Vice President and General Counsel

Address: 150 South Wacker Drive Chicago, Illinois 60606 Fax: (312) 332-0424		Chief Executive Office: 7480 Mission Valley Road Suite 101 San Diego, California 92108